Exhibit 10.1

[Quantum Letterhead]

November 8, 2017

Mr. Eric Singer

Dear Eric:

We are pleased to offer you the opportunity to serve on the Board of Directors (the “Board”) of Quantum Corporation (“Quantum”), effective upon your acceptance of this offer letter.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $50,000 per annum, all of which will be paid in cash. Your committee membership and committee retainer will be determined following your appointment. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $93,750 be awarded to you. This amount represents 75% of the Board’s annual RSU grant amount of $125,000, which is the pro rata calculation based on 9 months of remaining Board service until the next annual stockholder meeting, anticipated to occur in August 2018. The number of RSUs to be awarded will be determined based on the Company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. Therefore, the number of RSUs to be awarded to you will be determined using the closing stock price on December 1, 2017. These RSUs will vest 100% in full on the earlier to occur of: i) the date of the 2018 annual stockholder meeting; and ii) September 1, 2018. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date.

Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. If you are interested in further information about this program, please let us know and we will forward it to you.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them to Shawn Hall via email at shawn.hall@quantum.com or by mail to: Shawn Hall, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Raghu Rau
Raghu Rau
Chairman
Quantum Corporation

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: ___/s/ Eric Singer________________________________    Date: _11/9/17______________
Eric Singer

Enclosures:
The High Road: Quantum’s Business Conduct & Ethics Policy

Exhibit 10.1

Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles

cc:     Compensation
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